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                                                          Exhibit 21.1


                    LIST OF SUBSIDIARIES OF THE REGISTRANTS


Subsidiaries of Caithness Coso Funding Corp.:

     None.

Subsidiaries of Coso Finance Partners, a California general partnership:

     None.

Subsidiaries of Coso Energy Developers, a California general partnership:

     None.

Subsidiaries of Coso Power Developers, a California general partnership:

     None.